FOR IMMEDIATE RELEASE

Captaris Reports Q1, 2008 Financial Results

Special Committee of Independent Directors Continues to Evaluate Strategic Alternatives

Bellevue, Wash. — May 9, 2008 — Captaris, Inc. (NASDAQ: CAPA), a leading provider of software products that automate document-centric processes, today reported financial results for its first quarter ended March 31, 2008.

Total revenue for the quarter was $27.9 million, a 36% increase over the prior year’s first quarter. Revenue by category, compared to the first quarter of 2007 was as follows:

•	Software revenue was $8.9 million, an increase of $1.8 million, or 25%
•	Maintenance, support and services revenue was $14.4 million, an increase of $5.0 million or 53%
•	Hardware revenue was $3.7 million, a decrease of $379,000 or 9%
•	Appliance revenue, the FaxPress product line of hardware and embedded software, was $1.0 million

“We transformed our business in the first quarter of 2008,” said David P. Anastasi, President and CEO of Captaris. “The acquisition of CDT, with the expanded international reach and document capture technology it brought to Captaris, marked a major milestone in realizing our strategic vision. In addition, we made several important product announcements and enhanced our customer offerings with our ability to integrate acquired technologies with existing Captaris products.”

“Captaris has a solid set of assets including a large customer base, a worldwide distribution network, a collection of intellectual property rights and a skilled and diverse work force,” continued Mr. Anastasi. “The integration of our acquisitions of Castelle and CDT are on track. We have also initiated cost reductions and will continue to eliminate redundant headcount and programs. We expect these actions will favorably impact our operating expenses in the second quarter and we will continue to look for additional opportunities to run the business more efficiently.”

Gross profit was $18.2 million, an increase of $3.9 million from the first quarter of 2007; gross margin was 65.1%, compared to 69.5% in the same quarter last year. The decline in the gross margin was due to the inclusion of CDT and Castelle, which have lower gross margins than our legacy business. Technology amortization expense recognized in the first quarter of 2008 related to CDT and Castelle was $634,000.

Total operating expenses for the quarter were $26.9 million, compared to $15.3 million in the prior year’s first quarter. R&D increased $3.2 million, including $2.4 million due to acquisitions and $750,000 for the consolidation and outsourcing of the Company’s software development activities. Sales and marketing increased $3.9 million, including $3.1 million from the acquisitions and $1.1 million for additional sales resources, primarily in International markets, partially offset by a reduction of $273,000 in marketing. G&A increased $1.7 million, including $906,000 for the acquisitions and $695,000 associated with the evaluation of strategic alternatives and related shareholder matters. The operating results also include a $1.2 million charge for acquired in-process development expense associated with the acquisition of CDT. In addition, during the first quarter of 2007 the Company received a final $1.0 million cash payment related to the sale of the CallXpress product line which was recorded as a reduction of operating expenses; no similar payment was received during the first quarter of 2008.

Amortization of intangible assets for the quarter was $1.7 million, including $1.1 million in cost of revenue and $664,000 in operating expenses, compared to $622,000 for the same quarter last year, including $481,000 in cost of revenue and $141,000 in operating expenses. Depreciation was $936,000 in the first quarter of 2008, compared to $726,000 in the first quarter of 2007. Stock based compensation expense was $396,000 in the first quarter of 2008 compared to $195,000 in the first quarter of 2007.

The decrease in other income for the quarter ended March 31, 2008 compared to the same quarter last year was primarily due to less interest income earned as a result of cash used for the acquisition of CDT. Interest expense included $234,000 for CDT’s pension plan and $184,000 for the credit facility. Included in other income for the quarters ended March 31, 2008 and 2007 were gains on foreign currency translation of $474,000 and $125,000, respectively.

The Company reported a net loss for the first quarter of 2008 of $6.6 million, or $0.25 per basic and diluted share, compared to a net loss of $265,000, or $0.01 per basic and diluted share for the first quarter of 2007.

Cash flow from operations was $836,000 million in the first quarter of 2008, compared to $2.1 million in the same quarter last year.

Consolidated cash, cash equivalents and investment balances as of March 31, 2008 totaled $39.9 million, compared to $47.2 million as of December 31, 2007 and $58.9 million as of March 31, 2007. On January 4, 2008 the Company purchased Captaris Document Technologies GmbH (“CDT”) (formerly Océ Document Technologies GmbH) for a net cash payment of $17.9 million.

Deferred revenue at March 31, 2008 was $31.5 million compared to $28.7 million at December 31, 2007 and $27.8 million as of March 31, 2007.

Stock Repurchase
During the quarter, the Company repurchased 36,000 shares of its outstanding common stock at a cost of $138,000, at an average purchase price of $3.85 per share. On March 31, 2008, approximately 26.4 million shares of common stock were outstanding and $9.5 million was available for share repurchase under the Company's stock repurchase program. Captaris may repurchase shares under its stock repurchase program subject to overall market conditions, stock prices and its cash position and requirements.

Evaluation of Strategic Alternatives
In March, 2008, the company announced that the Board of Directors decided to evaluate strategic alternatives to further enhance shareholder value. To oversee and expedite this process, the Board established a special committee of the Board comprised of independent directors. This evaluation is ongoing and developments will be disclosed as the Board deems appropriate.

Conference Call
The Company will discuss its 2008 first quarter results and business outlook on its regularly scheduled conference call today, May 9th, at 7:30 a.m. PT (10:30 a.m. ET). The live web cast of the conference call can be accessed from the Captaris Web site at www.captaris.com under About Us -- Investor Relations or by dialing into the call at 1-800-240-7305 and providing the Company name “Captaris.” An audio replay of the conference call can be accessed at 1-800-405-2236. The replay will be available starting two hours after the call and remain in effect until Friday, May 16th at 11:59 PT. The required pass code is 11113910#.

About Captaris, Inc.
Captaris, Inc. is a leading provider of software products that automate business processes, manage documents electronically and provide efficient information delivery. The products of Captaris and its subsidiaries Castelle and Captaris Document Technologies GmbH, including Captaris RightFax, Captaris Workflow, Captaris Alchemy, the FaxPress line of products, RecoStar, DOKuStar, DOKuStar Capture Suite, Single Click Entry, ID-Star, BUSY, Invoice CENTER, Tax CENTER, and Mail CENTER are distributed through a global network of leading technology partners. We have customers in financial services, healthcare, government and many other industries, and our products are installed in all of the Fortune 100 and many Global 2000 companies. Headquartered in Bellevue, Washington, Captaris was founded in 1982 and is publicly traded on the NASDAQ Global Market under the symbol CAPA. For more information please visit www.captaris.com.

The following are registered trademarks and trademarks of Captaris: Captaris, Alchemy, RightFax and Captaris Workflow. FaxPress is a trademark of Castelle. RecoStar, DOKuStar, DOKuStar Capture Suite, Single Click Entry, ID-Star, BUSY, Invoice CENTER, Tax CENTER and Mail CENTER are trademarks of Captaris Document Technologies GmbH. All other brand names and trademarks are the property of their respective owners.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the expected impact of our cost reduction actions on our operating expenses in the second quarter. Forward-looking statements include all passages containing verbs such as "aims," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects" or "targets" or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Captaris’ actual results include, among others, the impact, if any, of stock-based compensation charges, the potential failure to maintain and expand Captaris’ network of dealers and resellers or to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, including the recent acquisition of Captaris Document Technologies GmbH, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect Captaris’ financial results is included in Captaris’ most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS

Captaris, Inc.
Erika Simms
Treasury Analyst
(425) 638-4048
ErikaSimms@Captaris.com

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Captaris, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$39,851	$46,182
Restricted cash	—	1,000
Accounts receivable, net	21,647	19,348
Inventories	2,568	1,681
Prepaid expenses and other current assets	2,252	4,564
Income tax receivable and current deferred tax assets, net	3,263	3,527
Total current assets	69,581	76,302

Other long-term assets	1,122	847
Equipment and leasehold improvements, net	10,220	7,735
Intangible assets, net	31,851	11,748
Goodwill	57,181	37,522
Long-term deferred tax assets, net	2,199	5,344
Total assets	$172,154	$139,498

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$13,589	$8,621
Accrued compensation and benefits	6,114	5,528
Other accrued liabilities	3,708	1,706
Income taxes payable	49	327
Deferred revenue	25,791	22,747
Total current liabilities	49,251	38,929

Other long-term accrued liabilities	654	696
Long-term deferred revenue	5,716	5,962
Pension and other long-term employee benefit obligations	19,513	—
Bank loan	9,675	—
Total liabilities	84,809	45,587

Shareholders' equity:
Common stock	264	264
Additional paid-in capital	41,442	40,971
Retained earnings	43,314	49,961
Accumulated other comprehensive income	2,325	2,715
Total shareholders' equity	87,345	93,911

Total liabilities and shareholders' equity	$172,154	$139,498

Captaris, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarter Ended
	March 31,
	2008	2007

Net revenue	$27,919	$20,513

Cost of revenue	9,753	6,258

Gross profit	18,166	14,255

Operating expenses:
Research and development	6,351	3,186
Selling and marketing	12,222	8,278
General and administrative	6,461	4,716
Amortization of intangible assets	664	141
In-process research and development	1,224	—
Gain on sale of discontinued product line CallXpress	—	(1,000)

Total operating expenses	26,922	15,321

Operating loss	(8,756)	(1,066)

Other income (expense):
Interest income	271	575
Interest expense	(440)	—
Other income, net	474	144
Other income	305	719

Loss from continuing operations before income tax benefit	(8,451)	(347)
Income tax benefit	(1,805)	(84)

Loss from continuing operations	(6,646)	(263)

Discontinued operations:
Loss from sale of MediaTel assets, net of income tax benefit	(1)	(2)
Loss from discontinued operations	(1)	(2)

Net loss	$(6,647)	$(265)

Basic and diluted net loss per common share:
Loss from continuing operations	$(0.25)	$(0.01)
Loss from discontinued operations	(0.00)	(0.00)
Net loss	$(0.25)	$(0.01)

Weighted average basic and diluted common shares	26,406	27,476

Captaris, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Quarter Ended
	March 31,
	2008	2007

Cash flows from operating activities:
Net loss	$(6,647)	$(265)
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	936	726
Amortization	1,744	622
Stock-based compensation expense	396	195
Gain on foreign currency revaluation	(525)	(63)
Pension and long-term employee benefit expense	458	—
Provision for doubtful accounts	64	49
In-process research and development	1,224	—
(Gain) loss on disposition of assets	29	(46)
Deferred income tax benefit	(1,717)	(426)
Changes in assets and liabilities (net of acquired assets and liabilities):
Accounts receivable	3,180	1,415
Inventories	(346)	362
Prepaid expenses and other assets	(622)	(401)
Accounts payable	2,514	(778)
Accrued compensation and benefits	(1,538)	(882)
Other accrued liabilities	857	(243)
Income taxes payable	(8)	(40)
Pension liability	(43)	—
Deferred revenue	880	1,914
Net cash flow provided by operating activities	836	2,139

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(2,590)	(1,149)
Purchase of investments	—	(10,171)
Purchase of Captaris Document Technologies GmbH	(17,926)	—
Proceeds from disposals of assets	35	55
Proceeds from sales and maturities of investments	4	7,328
Net cash used in investing activities	(20,477)	(3,937)

Cash flows from financing activities:
Proceeds from bank loan	9,675	—
Proceeds from release of restricted cash	1,000	—
Proceeds from exercise of common stock options	208	1,009
Repurchase of common stock	(138)	(2,649)
Excess tax benefits from stock-based compensation	5	135
Net cash provided by (used in) financing activities	10,750	(1,505)

Net decrease in cash	(8,891)	(3,303)

Effect of exchange rate changes on cash	2,560	(3)

Cash and cash equivalents at beginning of period	46,182	10,695

Cash and cash equivalents at end of period	$39,851	$7,389